UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Bionik Laboratories Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIONIK LABORATORIES CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 29, 2015

The annual meeting of the stockholders of Bionik Laboratories Corp. (“we,” “our,” “us,” “Bionik” or the “Company”) will be held at the offices of the Company at 483 Bay Street, N105, Toronto, Ontario, Canada M5G 2C9 on December 29, 2015 at 10:00 a.m., Eastern Time. The meeting will be held for the following purposes:

(1)	To elect five directors of our Company to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

(2)	To consider and vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers as set forth in our 2015 proxy statement;

(3)	To consider and vote on an advisory (non-binding) proposal to determine the frequency with which shareholders of our company shall be entitled to vote on the compensation of our named executive officers;

(4)	To ratify the appointment of MNP LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors fixed the close of business on November 2, 2015 as the record date for the determination of the holders of our common stock and Exchangeable Shares entitled to notice of, and to vote at, the meeting. Accordingly, only stockholders of record on our books at the close of business on that date will be entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

Stockholders are cordially invited to attend the annual meeting. If you wish to vote shares held in your name at the annual meeting, please bring your proxy card or voting instruction form (for holders of exchangeable Shares), and picture identification to the meeting. Please note that Bionik shares may only be voted by the record owner of the shares, so the holders of Bionik shares held in the name of an intermediary and who wish to vote those shares in person at the meeting must obtain a valid proxy from the intermediary in order to vote the shares in person at the meeting.

Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience, by completing, signing and returning your proxy card or voting instruction form (for holders of Exchangeable Shares) by mail. If you decide to attend the annual meeting and would prefer to vote by ballot, your proxy or voting instructions, as the case may be, will be revoked automatically and only your vote at the annual meeting will be counted.

YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) A PAPER PROXY CARD, COMPLETED, SIGNED AND RETURNED BY MAIL, IF YOU ARE A HOLDER OF OUR COMMON STOCK, (ii) A PAPER VOTING INSTRUCTION FORM PROVIDED TO THE TRUSTEE OF OUR SPECIAL VOTING PREFERRED STOCK, COMPLETED, SIGNED AND RETURNED BY MAIL TO THE TRUSTEE, IF YOU ARE A HOLDER OF OUR EXCHANGEABLE SHARES, OR (iii) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

By Order of the Board of Directors

/s/ Peter Bloch

Chairman and Chief Executive Officer

Toronto, Ontario

November 30, 2015

BIONIK LABORATORIES CORP.

PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

December 29, 2015

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bionik Laboratories Corp. (“we,” “our,” “us,” “Bionik” or the “Company”), to be voted at the annual meeting of stockholders to be held at the offices of the Company at 483 Bay Street, N105, Toronto, Ontario, Canada M5G 2C9 on December 29, 2015 at 10:00 a.m., Eastern Time, or at any adjournment or postponement of the meeting.

This proxy statement and form of proxy were first sent to stockholders on or about November 30, 2015.

The cost of the annual meeting, including the cost of preparing and delivering this proxy statement and proxy, will be borne by us. We may use the services of our directors, officers, employees and contractors to solicit proxies, personally or by telephone, but at no additional salary or compensation. We will also request banks, brokers and others who hold our voting securities in nominee names to distribute proxy soliciting materials to beneficial owners and will reimburse such nominees for reasonable out-of-pocket expenses which they may incur in so doing.

Stockholders Entitled to Vote

The holders of record of our common stock, $0.001 par value per share, and the holder of the Special Voting Preferred Stock as of November 2, 2015 are entitled to notice of and to vote at the annual meeting. The holder of the one share of Special Voting Preferred Stock holds the share as trustee for the holders of exchangeable shares (“Exchangeable Shares”) of our indirect subsidiary Bionik Laboratories Inc. (“Bionik Canada”) as set forth in the Voting and Exchange Trust Agreement among the Company, Bionik Canada and Computershare Trust Company of Canada (the “Trustee”), dated February 26, 2015 (the “Trust Agreement”). The Exchangeable Shares were issued in connection with the acquisition by us of Bionik Canada on February 26, 2015. The Exchangeable Shares have substantially the same economic and voting rights as our common stock, and holders are entitled to instruct the Trustee as to how to vote their Exchangeable Shares or they may attend the annual meeting and exercise their vote personally.

Each share of common stock is entitled to one vote. The one share of Special Voting Preferred Stock is entitled to an aggregate number of votes equal to the number of Exchangeable Shares issued and outstanding as of the record date. However, the Trustee will exercise each vote attached to the Special Voting Preferred Stock only on the basis of instructions received from the holders of record of the Exchangeable Shares. In the absence of instructions from a holder as to voting, the Trustee will not exercise any voting rights with respect to the Exchangeable Shares held by such holder. The holders of the common stock and the holder of the Special Voting Preferred Stock vote together as a single class.

Voting Your Shares

Common Stock

Holders of our common stock may elect to vote in one of two methods:

•	By Mail – You may vote your shares by signing and returning the enclosed proxy card. If you vote by proxy card, your "proxy" (each or any of the individuals named on the proxy card) will vote your shares as you instruct on the proxy card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board of Directors, as described above.

•	In Person – You may attend the Annual Meeting and vote in person. We will give you a ballot when you arrive. If your stock is held in the name of your broker, bank or another nominee (a "Nominee"), you must present a proxy from that Nominee in order to verify that the Nominee has not voted your shares on your behalf.

Exchangeable Shares

Holders of Exchangeable Shares are receiving these proxy materials in accordance with the provisions of the Exchangeable Shares and the Trust Agreement. If you are a holder of record of Exchangeable Shares, there are two ways to vote your Exchangeable Shares:

•	By Mail – You may vote by signing and returning the enclosed voting instruction form to the Trustee. This form permits you to instruct the Trustee to vote at the Annual Meeting through its share of the Special Voting Preferred Stock. The Trustee must receive your voting instruction by 5:00 p.m. (Toronto Time) on December 22, 2015, at the address indicated on the voting instruction form or for an adjourned meeting not less than 48 hours before the time set for the holding of the adjourned meeting. This will give the Trustee time to tabulate the voting instructions and vote on your behalf.

•	In Person – If you wish to attend the meeting and vote in person rather than have the Trustee exercise voting rights on your behalf, you may instruct the Trustee (by following the procedures set forth in the enclosed voting instruction form) to give you or your designee a proxy to exercise the voting rights personally at the Annual Meeting. You may also instruct the Trustee to give a proxy to a designated representative of Bionik to exercise such voting rights.

Only holders of Exchangeable Shares whose names appear on the records of Bionik as the registered holders of Exchangeable Shares on the Record Date are entitled to instruct the Trustee as to how to exercise voting rights in respect of their Exchangeable Shares at the Annual Meeting. If on the Record Date your Exchangeable Shares were held, not in your name, but rather in the name of a Nominee, then you are the beneficial owner of shares held in "street name" and these proxy materials, if you have received them, are being forwarded to you by that Nominee. The Nominee holding your account is considered to be the stockholder of record for purposes of instructing the Trustee as to how to vote your Exchangeable Shares. As a beneficial owner, you have the right to direct your Nominee on how to instruct the Trustee to vote your Exchangeable Shares.

Quorum and Votes Required to Approve Proposals

On November 2, 2015, there were a total of 22,428,313 shares of common stock and 50,000,000 Exchangeable Shares outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock and Exchangeable Shares entitled to vote at the meeting will constitute a quorum for the transaction of business at the annual meeting.

Executed proxies that contain no instructions will be voted FOR each of the individuals nominated to be a director, FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement, to hold the advisory vote on the compensation of our named executive officers every three years, FOR the ratification of appointment of MNP LLP as our independent registered public accounting firm for the year ending December 31, 2015, and in accordance with the judgment of the persons named as proxies in the form of proxy on such other business or matters which may properly come before the annual meeting. Other than the matters set forth in the Notice of Annual Meeting accompanying this proxy statement, we know of no matters to be brought before the annual meeting.

Brokers and other nominees who hold common stock in “street name” and do not receive instructions from their clients on how to vote on a particular proposal are permitted to vote on routine proposals but not on non-routine proposals. The absence of votes from brokers on non-routine proposals are referred to as broker non-votes. Proposals such as the ratification of the independent registered public accounting firm are considered routine. The election of directors and proposal regarding the compensation of our named executive officers are non-routine. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted for the election of directors or the proposal regarding compensation. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum.

There are different voting requirements for the various proposals:

•	Directors are elected by a plurality of votes cast at the annual meeting (assuming a quorum is present). Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors.

•	The advisory vote on the compensation of our named executive officers as described in this proxy statement (“Say-on-Pay”) will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. With regard to this resolution, abstentions and broker non-votes will have no impact on the approval of our executive compensation.

•	The frequency of say-on-pay receiving the highest number of votes (i.e., one year, two years or three years) will be approved. Abstentions and broker non-votes will have no effect on this resolution.

•	The ratification of appointment of our independent registered public accountant and will be approved if it receives the affirmative vote of a majority of the votes cast at the annual meeting. With regard to this resolution, abstentions and broker non-votes will have no impact on the approval of these proposals.

Revocation of Proxy or Voting Instruction Form

If you are a holder of common stock, you may revoke your proxy at any time before the proxy is voted at the Annual Meeting. This can be done by either submitting another properly completed proxy card with a later date, sending a written notice of revocation to the Company with a later date or by attending the Annual Meeting and voting in person. You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy; rather you must notify a Company representative at the Annual Meeting of your desire to revoke your proxy and vote in person. Written notice revoking a proxy should be sent to Leslie Markow, Chief Financial Officer, at 483 Bay Street, N105, Toronto, Ontario Canada M5G 2C9.

If you are a holder of Exchangeable Shares, you have the right to revoke any instructions previously given to the Trustee by giving written notice of revocation of such instructions to the Trustee or by executing and delivering to the Trustee a later-dated voting instruction by 5:00 p.m., Eastern time on December 22, 2015, at the address indicated on the voting instruction form or for an adjourned meeting not less than 48 hours before the time set for the holding of the adjourned meeting.

YOUR VOTE IS IMPORTANT. PLEASE RETURN THE PROXY BY MAIL PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card and Voting Instruction Form)

The Board of Directors currently consists of five members, all of whom have been nominated to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The five nominees have indicated that they are willing and able to serve as directors. If any of the nominees becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors.

Directors and Executive Officers

The following table reflects our directors and officers as of the date of this proxy statement:

Name	Age	Positions With the Company
Peter Bloch	56	Chairman of the Board and Chief Executive Officer (1)
Michal Prywata	24	Chief Operating Officer and Director (1)
Thiago Caires	27	Chief Technology Officer and Director (1)
Leslie N. Markow	55	Chief Financial Officer (1)
Robert Hariri	56	Director (2)
Marc Mathieu	56	Director (3)

_________

(1)	Appointed effective February 26, 2015.
(2)	On February 26, 2015, Robert Hariri was appointed as a Director effective March 20, 2015.
(3)	Marc Mathieu was appointed as a Director effective May 12, 2015.

The following information summarizes the business experience of our officers and directors:

 Peter Bloch: Chief Executive Officer and Chairman of the Board of Directors. Mr. Bloch has served as the Company’s Chief Executive Officer since April 2013 and as Chairman of the Board of Directors since February 2014. From April 2012 to April 2013, Mr. Bloch served as our Chief Financial Officer. Mr. Bloch is a CPA, CA with a track record of building both public and private technology companies, mainly in the life sciences industry. Mr. Bloch currently serves as a Director of HB Agri Products Inc., a manufacturer of organic fertilizers from waste, since February 2014. From January 2008 to February 2009, Mr. Bloch served as the Chief Financial Officer of Just Energy, a public electricity and gas company. Since December 2011, Mr. Bloch has also served as a Director for Walmer Capital Corp., an acquisition company. His past 25 years of executive management experience includes serving as Chief Financial Officer and joint interim CEO of Sanofi Canada Inc., the Canadian affiliate of Sanofi, a global healthcare leader; Chief Financial Officer of Intellivax Inc., a biotechnology company which was sold to GlaxoSmithKline for $1.75 billion; founder of Tribute Pharmaceuticals, a specialty pharmaceutical company; and Chief Financial Officer of Gennum Corporation, a public semiconductor company focused on the TV and medical device market. These companies have ranged in size from start-ups to companies with revenues of over $2 billion. In these roles, Mr. Bloch has secured significant funding for both private and public companies, gained experience with initial public offerings and led a number of acquisitions and partnership transactions. We believe Mr. Bloch is qualified to serve as Chairman of the Board of Directors due to his public service experience, experience in the biotechnology and pharmaceuticals industries and his business contacts.

Michal Prywata: Chief Operating Officer and Director. Mr. Prywata is the co-founder of Bionik Canada and has served as our Chief Operating Officer since April 2013 and as a Director since March 2011. Mr. Prywata previously served as our Chief Executive Officer from March 2011 to April 2013. Mr. Prywata studied biomedical engineering at Ryerson University until the end of his second year, with a focus on electronics and software development for medical products. Mr. Prywata left Ryerson University before graduating to start Bionik Canada. He has a track record of winning technology showcases and inventing technologies that address significant unmet needs and untapped markets. He has spent the past 5 years with Bionik Canada, managing technological advancements, managing day-to-day operations, and developing concepts into products. In addition, Mr. Prywata, together with Mr. Caires, was responsible for raising and securing initial seed capital – subsequent capital raises were done together with Mr. Bloch. Mr. Prywata is the co-inventor of all current intellectual property of the Company. Mr. Prywata serves as a member of the Board of Directors due to his being a founder of the Company and his current executive position with the Company. We also believe that Mr. Prywata is qualified due to his experience in the medical device industry.

Thiago Caires: Chief Technology Officer and Director. Mr. Caires is the co-founder of Bionik Canada and has served as its Chief Technical Officer since May 2013. He was its President from March 2011 to April 2013, at which time he was appointed Chief Technology Officer. He started his engineering training, studying one year in Mechatronics at PUC University, Rio de Janeiro, Brazil. Mr. Caires moved to Canada to attend Centennial College where he studied automation and robotics with a focus on robotics and CIM (computer integrated manufacturing), where he received Automation and Robotic Technician certification. After Centennial College, he attended Ryerson University until the end of his third year for biomedical engineering, where his major focus was on prosthetics. Mr. Caires left Ryerson University before graduating to start Bionik Canada. He has a track record of winning technology showcases and inventing technologies that address significant unmet needs and untapped markets. While at Bionik Canada, Mr. Caires was responsible for managing technological advancements and creating the clinical trials strategy for the approvals of its first product. In addition, Mr. Caires, together with Mr. Prywata, was responsible for raising and securing initial seed capital - subsequent capital raises were done together with Mr. Bloch. Mr. Caires is the co-inventor of all of current intellectual property of the Company. Mr. Caires serves as a member-elect of the Board of Directors due to his being a founder of the Company and his current executive position with the Company. We also believe that Mr. Caires is qualified due to his experience in the medical device industry.

Leslie N. Markow: Chief Financial Officer. Ms. Markow has served as the Company’s Chief Financial Officer since September 2014. She is a CPA CA in Canada, a US CPA (Illinois) and Chartered Director. From 2002 to 2004 and since 2010, Ms. Markow has provided outsourced CFO, controller and financial services on a part-time basis to numerous public and private companies. In addition, in 2012-2013, Ms. Markow was the Chief Financial Officer of Stewardship Ontario, a supply chain operator of Blue Box and Orange Drop Programs for industry in the Province of Ontario. In 2010- 2012, Ms. Markow was the Chief Financial Officer of Blue Ocean NutraSciences Inc. (formerly Solutions4CO2 Inc.), a public CO2 solution industrial company. From 2004 to 2010, Ms. Markow was the Director of Client Service for Resources Global Professionals, a Nasdaq-listed global consulting firm. From 1991-2002, she held various positions at SunOpta Inc. a TSX-Nasdaq listed company, which at that time was named Stake Technology Ltd. and was an industrial technology manufacturer, including as Chief Administrative Officer, Vice-President Regulatory Reporting & Compliance, Chief Financial Officer and Vice-President–Finance and Controller. Ms. Markow started her career in 1983 with predecessors of PricewaterhouseCoopers, ultimately holding a position as Senior Audit Manager in 1991 when she moved to SunOpta Inc. Ms. Markow is a member of the Board of Directors and Chairperson of the Audit Committee of Jemtec Inc., a Canadian public company that sells monitoring hardware and software. She also is a member of Financial Executives Canada, where she is a past National Board Director, Toronto Board Director, Toronto Chapter President and the winner of the Toronto Leadership Award, and is a faculty member of The Directors College, which is a joint venture of McMaster University and The Conference Board of Canada.

Dr. Robert Hariri: Director. Dr. Robert (Bob) Hariri is a surgeon, biomedical scientist and highly successful serial entrepreneur in two technology sectors: biomedicine and aerospace. The Chairman, Founder, Chief Scientific Officer, and former Chief Executive Officer of Celgene Cellular Therapeutics, one of the world’s largest human cellular therapeutics companies, Dr. Hariri has pioneered the use of stem cells to treat a range of life threatening diseases and has made transformative contributions in the field of tissue engineering. His activities and experience includes academic neurosurgeon at Cornell, businessman, military surgeon and aviator and aerospace innovator. Dr. Hariri has over 90 issued and pending patents, has authored over 100 published chapters, articles and abstracts and is most recognized for his discovery of pluripotent stem cells from the placenta and as a member of the team which discovered the physiological activities of TNF (tumor necrosis factor). Dr. Hariri was recipient of the Thomas Alva Edison Award in 2007 and 2011, The Fred J. Epstein Lifetime Achievement Award and has received numerous other honors for his many contributions to biomedicine and aviation. Dr. Hariri also serves on numerous Boards of Directors including Myos Corporation and Provista Diagnostics. Dr. Hariri is an Adjunct Associate Professor of Pathology at the Mount Sinai School of Medicine and a member of the Board of Visitors of the Columbia University School of Engineering & Applied Sciences and the Science & Technology Council of the College of Physicians and Surgeons, and is a member of the scientific advisory board for the Archon X PRIZE for Genomics, which is awarded by the X PRIZE Foundation. Dr. Hariri is also a Trustee of the Liberty Science Center and has been appointed Commissioner of Cancer Research by New Jersey Governor Chris Christie. Dr. Hariri is also a member of the Board of Trustees of the J. Craig Venter Institute. A jet-rated commercial pilot with thousands of hours of flight time in over 60 different military and civilian aircraft, Dr. Hariri has also produced several feature films as well as documentaries on global societal issues. We believe Dr. Hariri is qualified to serve as a Director due to his public service experience, experience in the biotechnology and pharmaceuticals industries and his business contacts.

Marc Mathieu: Director. Mr. Mathieu has been the U.S. Chief Marketing Officer of Samsung North America since June 2015. Prior to that, from April 2011 to June 2015, he was Senior Vice President of Global Marketing at Unilever, where he was responsible for the development of Unilever’s global marketing strategy. Mr. Mathieu has also overseen the implementation of pivotal programs such as Project Sunlight, the first Unilever brand consumer initiative to motivate millions of people to adopt more sustainable lifestyles, and The Unilever Foundry, a platform that provides a single entry-point for innovative start-ups seeking to partner with Unilever. Since January 2011, Mr. Mathieu has been the Chairman and Co-founder of We&Co, a social app for People who provide and enjoy great service. From January 2009 through August 2011, Mr. Mathieu founded and was principal of the strategic brand consultancy, BeDo, which worked to build brands with purpose and fuse marketing and sustainability agendas. From 1996 through 2008, Mr. Mathieu held various positions at Coca-Cola, culminating in Senior Vice President Global Brand Marketing. He sits on the Advisory Panel of the Guardian Digital and Media network and writes for Marketing Week magazine. He is a regular conference and keynote speaker on themes such as the Future of Marketing. Mr. Mathieu has a passion for theatre and sits on the Board of Directors for the Almeida Theatre and Punchdrunk. We believe Mr. Mathieu is qualified to serve as a member of the Board of Directors due to his marketing experience.

There are no family relationships among any of our current or proposed officers and directors.

Our officers serve at the pleasure of the Board of Directors.

Vote Necessary to Approve Proposal 1

If a quorum is present at the meeting, directors are elected by a plurality of votes cast at the annual meeting.

Stockholders do not have cumulative voting rights in the election of directors. You may vote for all of the nominees as directors or withhold your vote from any or all of the nominees as directors. The Board of Directors unanimously recommends a vote FOR all the director nominees listed above, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

PROPOSAL FOR

APPROVAL OF EXECUTIVE COMPENSATION

(Proposal 2 on Proxy Card and Voting Instruction Form)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC and commonly referred to as “Say-on-Pay.” This will be our first advisory vote on compensation of our named executive officers. The Board has decided that it is a matter of good corporate governance to hold the advisory vote on compensation once every three years until the next advisory vote on frequency occurs, subject to our stockholder vote for Proposal 3 in this proxy statement. An advisory vote on the frequency of stockholder votes to approve executive compensation is required to be held at least once every six years. Accordingly, unless the Board modifies its policy on the frequency of future votes, we expect to have our next advisory vote on compensation at our 2018 meeting.

As described more fully under the heading “Compensation of Directors and Executive Officers” in this proxy statement, our executive compensation programs are designed to attract, motivate and retain our named executive officers who are critical to our success. The programs are designed to align the interest of our named executive officers with our stockholders and to fairly reward them for creating stockholder value and achieving our business objectives. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to our company performance and individual performance.

Stockholders are urged to read the section of this proxy statement entitled “Compensation of Directors and Executive Officers”, which discusses and discloses our executive compensation policies, including the Summary Compensation Table which includes tabular and narrative information about the compensation of our named executive officers. This discussion includes information about the compensation of our named executive officers and our executive compensation programs for the nine month transition period ended December 31, 2014 and the two fiscal years ended March 31, 2014. Our Board of Directors believes that these programs are effective in implementing our compensation philosophy and in achieving our goals.

We are asking our stockholders to indicate their support for our executive compensation program as described in this proxy statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our fiscal year 2014 executive compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this proxy statement. Accordingly, we ask our stockholders, on an advisory basis, to approve the following resolution:

RESOLVED, that the stockholders of Bionik Laboratories Corp. approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the proxy statement for the 2015 annual meeting of stockholders, pursuant to the compensation disclosure rules of the SEC, including the Summary Compensation Table and any related narrative discussion.

The Say-on-Pay vote is advisory, and therefore not binding on our Company or our Board of Directors. However, our Board of Directors values the opinion of our stockholders and to the extent that there is any significant vote against the compensation of the named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and our Board of Directors will evaluate whether any actions are necessary to address those concerns.

Vote Necessary to Approve Proposal 2

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting at which a quorum is present is required to approve our executive compensation program. The Board of Directors unanimously recommends a vote FOR the approval of our executive compensation program, as described in the “Compensation of Directors and Executive Officers” section of this proxy statement and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

PROPOSAL FOR

APPROVAL OF FREQUENCY OF SHAREHOLDER VOTE

ON EXECUTIVE COMPENSATION

(Proposal 3 on Proxy Card and Voting Instruction Form)

The Dodd-Frank Act also requires that we include in our proxy statement a separate advisory (non-binding) shareholder vote to advise on how frequently we should seek a Say-On-Pay vote. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on the compensation of our named executive officers once every one, two or three years. We are required under the Dodd-Frank Act to solicit a shareholder preference regarding the frequency of future advisory votes on executive compensation at least once every six years.

Our Board of Directors believes that the shareholders should consider our executive compensation once every three years. We believe this will provide shareholders with a long-term view of our results as they relate to the compensation of our executives, and will promote stability in our compensation policies and practices. A vote once every three years would also provide our Board of Directors and our Compensation Committee sufficient time to thoroughly evaluate and respond to shareholders’ input and, if appropriate, effectively implement any changes to our executive compensation program. We also believe that a three-year vote cycle would reduce the burden on shareholders having to consider this proposal on an annual basis.

We also understand that arguments exist in favor of having an annual or bi-annual Say-On-Pay vote. These arguments include the fact that Say-On-Pay votes are a communication vehicle and communication can be most useful when it is received frequently; that annual or bi-annual Say-On-Pay advisory votes may provide a higher level of accountability and direct communication between shareholders and our Board of Directors; and the fact that having a Say-On-Pay vote every year would make it easier to understand whether the shareholder vote pertains to the compensation year immediately preceding the vote or pay practices from the previous two or three years.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstaining from voting.

Vote Necessary to Approve Proposal 3

If a quorum is present at the meeting, the frequency of vote option (one, two or three years) receiving the highest number of votes will be approved. However, because this vote is advisory and not binding on our Board of Directors in any way, the Board of Directors may decide that it is in the best interests of our shareholders to hold an advisory vote on executive compensation with more or less frequency than the option approved by our shareholders. The Board of Directors unanimously recommends a vote FOR the proposal of “every three years” as the frequency of future shareholder advisory votes on executive compensation, and proxies solicited by the Board of Directors shall be so voted in the absence of instructions to the contrary.

PROPOSAL FOR

RATIFICATION OF AUDITORS

(Proposal 4 on Proxy Card and Voting Instruction Form)

On May 12, 2015, the Board of Directors unanimously approved the appointment of MNP LLP as the independent registered public accounting firm to conduct our financial audit for the year ending December 31, 2015, and solicits the ratification of this appointment by the stockholders.

Neither MNP LLP, any of its members nor any of its associates, to the best of our knowledge, has any financial interest in our business or affairs, direct or indirect, or any relationship with us other than in connection with its duties as independent accountants. Representatives of MNP LLP are expected to be present at the annual meeting, where such representatives will have the opportunity to make a statement if they desire to do so and are expected to be able to respond to appropriate questions.

Effective May 12, 2015, our Board of Directors dismissed Cutler & Co., LLC (“Cutler”) as our independent registered accountant and engaged MNP LLP to serve as our independent registered accounting firm. Cutler’s audit reports on the Company’s financial statements for the fiscal years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit reports included an explanatory paragraph with respect to the uncertainty as to the Company’s ability to continue as a going concern. During the years ended December 31, 2014 and 2013 and during the subsequent interim period preceding the date of Cutler’s dismissal, there were (i) no disagreements with Cutler on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cutler would have caused Cutler to make reference to the subject matter of the disagreements in connection with its reports and (ii) no reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

 MNP has been the independent registered accounting firm for Bionik Canada. Prior to engaging MNP, we did not consult with MNP regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that MNP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

We requested Cutler to furnish us with a letter addressed to the SEC stating whether it agrees with the statements made above by the Company. This letter has been filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 15, 2015.

Vote Necessary to Ratify Proposal 4

The affirmative vote of a majority of the votes cast at the annual meeting at which a quorum is present is required for the ratification of the appointment of the independent registered public accounting firm. The Board of Directors unanimously recommends a vote FOR the ratification of appointment of the independent registered public accounting firm, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

LEGAL PROCEEDINGS

No material legal proceedings, to which we are a party or to which our property is subject, is pending or is known by us to be contemplated in which any officer, director or any owner of record or beneficial owner of more than five percent of any class of our voting securities is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s officers and directors, and persons who beneficially own more than ten (10%) percent of a class of equity securities registered pursuant to Section 12 of the Exchange Act, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the principal exchange upon which such securities are traded or quoted. Reporting Persons are also required to furnish copies of such reports filed pursuant to Section 16(a) of the Exchange Act with the Company.

Based on our review of the copies of such forms received by us, and to the best of our knowledge, other than (a) Mr. Kibler, who did not file a Form 3 disclosing the acquisition of certain shares beneficial owned by him or (b) Mr. Ray, who did not file a Form 4 disclosing the disposition of certain shares owned by him, all executive officers, directors and greater than 10% stockholders filed the required reports in a timely manner in 2014. Messrs. Kibler and Ray resigned from all positions with the Company on or about March 14, 2015.

CORPORATE GOVERNANCE

Communications to the Board of Directors

Our Board of Directors maintains a policy of reviewing and considering communications from our stockholders and other interested parties. Any interested party who desires to contact the Board of Directors may do so by fax, telephone, or regular mail addressed to the Board of Directors, c/o Leslie Markow, Chief Financial Officer, 483 Bay Street, N105, Toronto, Ontario, Canada M5G 2C9; telephone: (416) 640-7887, email: lm@bioniklabs.com. Such communications can be sent to the Board by mail in a sealed envelope addressed to an individual director, the non-management directors or the full Board. The Corporate Secretary will deliver the envelope unopened (1) if addressed to a director, to the director, (2) if addressed to the Board, to the Chairman of the Board who will report thereon to the Board, or (3) if addressed to the non-management directors, to the non-management directors.

Our directors periodically review communications from stockholders and other interested parties and determine, in their discretion, whether the communication addresses a matter that is appropriate for consideration by the Board. While we do not have a formal policy regarding attendance of annual meetings, directors are encouraged to attend the annual meeting of stockholders and receive communications directly from stockholders at that time. The Company did not have a 2014 annual meeting.

Board Leadership Structure, Committees and Risk Oversight

The business and affairs of the Company are managed under the direction of our Board of Directors, which is comprised of Peter Bloch, Michal Prywata, Thiago Caires, Robert Hariri and Marc Mathieu.

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors.

Our board of directors does not currently have any committees, such as an audit committee, a compensation committee or a nominating committee, nor does it have a charter or written policy for any such committee. However, the board of directors may establish such committees in the future, and will establish an audit committee and a compensation committee (and any other committees that are required) if the Company seeks to be listed on a national securities exchange. We do not have a member of our board that also qualifies as an audit committee financial expert.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the status and direction of the Company and the membership of the Board. The Board has determined that at present, having the Company’s Chief Executive Officer serve as Chair is in the best interest of the Company’s stockholders. This structure makes the best use of Mr. Bloch’s knowledge of the Company and the industries in which it competes, as well as fostering greater communication between the Company’s management and the Board.

Companies face a variety of risks, including financial reporting, legal, credit, liquidity, and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee (if any), (3) implement appropriate and responsive risk management strategies consistent with Company’s risk profile, and (4) integrate risk management into Company decision-making.

The Board as a whole oversees risk management after receiving briefings provided by management and advisors as well as its own analysis and conclusions regarding the adequacy of the Company’s risk management processes.

Board Meetings

During the year ended December 31, 2014, the Board of Directors of Bionik Canada met five times, and took action by consent in lieu of a meeting on 16 occasions. No director who served as such in 2014 attended less than 75% of the meetings held during 2014.

Director Nominations and Qualifications

Our board of directors has no nominating committee. The board has determined that given its relatively small size, and as it continues to transition from a private company to a public company, director nominees could be selected, or recommended for our board's selection, by the full board. The board does not currently have a charter or written policy with regard to the nomination process. The nominations of the directors standing for election at the 2015 annual meeting were unanimously recommended and approved by our board of directors.

At this time, we do not have a formal policy with regard to the consideration of any director nominees recommended by our stockholders because historically we have not received recommendations from our stockholders and the costs of establishing and maintaining procedures for the consideration of stockholder nominations would be unduly burdensome. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by board members, management or other parties are evaluated. Any stockholder nominations proposed for consideration should include the nominee's name and qualifications for board membership and should be addressed to: Leslie Markow, Chief Financial Officer, Bionik Laboratories Corp., 483 Bay Street, N105, Toronto, Ontario, Canada M5G 2C9. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, our board of directors as a whole considers, among other things, an individual's business experience, industry experience, financial background, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Code of Ethics

We adopted a Code of Business Conduct and Ethics that applies to, among other persons, our principal executive officers, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Copies of our Code of Business Conduct and Ethics are available to stockholders without charge upon written request to Leslie Markow, Chief Financial Officer, at 483 Bay Street, N105, Toronto, Ontario Canada M5G 2C9. It can also be found on our website at www.bioniklabs.com.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship, which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	The director is, or at any time during the past three years was, an employee of the company;

•	The director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things compensation for board or board committee service);

•	A family member of the director is, or at any time during the past three years was, an executive officer of the company;

•	The director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•	The director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•	The director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, Dr. Hariri and Mr. Mathieu are considered independent directors.

Audit Report of the Board of Directors

The Board of Directors has reviewed and discussed the audited consolidated financial statements of Bionik Laboratories Corp. for the nine month transition period ended December 31, 2014 with management and have reviewed related written disclosures of MNP LLP, our independent accountants for the nine month transition period ended December 31, 2014, of the matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standards, AU Section 380), as amended, with respect to those statements. We have reviewed the written disclosures and the letter from MNP LLP required by regulatory and professional standards and have discussed with MNP LLP its independence in connection with its audit of our most recent financial statements. Based on this review and these discussions, the Board of Directors recommends that the financial statements be included in our Annual Report on Form 10-K for the nine month transition period ended December 31, 2014.

We have also reviewed the various fees that we paid or accrued to MNP LLP during the nine month transition period ended December 31, 2014 and the fiscal years ended March 31, 2014 and 2013 for services they rendered in connection with our annual audits and quarterly reviews, as well as for any other non-audit services they rendered.

The following table shows the fees for professional services rendered by MNP LLP for the audit of our financial statements for the transition period ended December 31, 2014 and the fiscal years ended March 31, 2014 and 2013, and fees billed for other services rendered by MNP LLP during those periods:

Fee Category	2014T(1)	2014	2013

Audit Fees	$7,000	$90,435	$—
Audit-Related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees	—	—	—
Total Fees	$7,000	$90,435	$—

__________

(1)	Nine month transition period ended December 31, 2014.

Audit fees consist of fees billed for professional services rendered for the audit of our financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by the above auditors in connection with statutory and regulatory fillings or engagements. Audit-related fees consist of fees billed for professional services rendered for the review of SEC filings or other reports containing the audited financial statements. Tax fees consist of fees to prepare the Company’s federal and state income tax returns. Other fees relate to advisory services related research on accounting or other regulatory matters.

Pre-Approval Policies and Procedures

Our board of directors is in the process of adopting a policy on pre-approval of audit and permissible non-audit services.

The Board of Directors:

Peter Bloch, Chairman

Michal Prywata

Thiago Caires

Robert Hariri

Marc Mathieu

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our Board of Directors as a whole is responsible for reviewing and approving the compensation of our executive officers and directors and our general compensation, benefits and perquisites policies and practices, including, without limitation, our incentive-compensation plans and equity-based compensation plans (in circumstances in which equity-based compensation plans are not subject to stockholder approval, such plans shall be subject to Board approval). The Board also responsible for reviewing and approving the goals and objectives relevant to the compensation of our Chief Executive Officer and reviewing and making recommendations to the Board with regard to the compensation of our directors. The Compensation Committee may delegate to our Chief Executive Officer the responsibility for reviewing the compensation of our named executive officers other than the Chief Executive Officer. However, any recommendations by the Chief Executive Officer shall be submitted to, reviewed and approved by, the Board as a whole.

Summary Compensation Table

The following table set forth certain information as to the compensation paid to the executive officers of Bionik Canada during the transition period ended December 31, 2014, which is referred to in the table as “2014T,” and the fiscal years ended March 31, 2014 and 2013.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards	Option Awards ($)		All Other Compensation ($)	Total ($)
Peter Bloch (1)	2014	T	100,491	—	—	239,945	(2)	80,000	420,436
Chairman and CEO	2014		—	—	—	—		169,996	169,996
	2013		—	—	—	—		73,424	73,424

Michal Prywata	2014	T	145,460	—	—	239,945	(2)	—	385,405
Chief Operating Officer	2014		157,650	—	—	—		—	157,650
	2013		51,362	—	—	—		—	51,362

Thiago Caires	2014	T	145,491	—	—	239,945	(2)	—	385,436
Chief Operating Officer	2014		157,650	—	—	—		—	157,650
	2013		51,362	—	—	—		—	51,362

Leslie N. Markow (3)	2014	T	32,134	—	—	—		—	32,134
Chief Financial Officer	2014		—	—	—	—		—	—
	2013		—	—	—	—		—	—

Austin Kibler	2014	T	—	—	—	—		—	—
Former CEO and Senior Vice President(4)	2014		—	—	—	—		—	—

	2013		—	—	—	—		—	—

__________

(1)	Mr. Bloch was a consultant to Bionik Canada until August 2014. His consulting income is reflected under All Other Compensation in the table.
(2)	On July 1, 2014, the Company issued 990,864 options to Messrs. Bloch, Prywata and Caires at an exercise price of $0.23 with a term of 7 years which vested on May 27, 2015. On February 26, 2015, as a result of the Acquisition Transaction, the options were revalued for each executive to $419,829 for a total of $1,259,487. See “Outstanding Equity Awards at Fiscal Year-End” below for additional information on options granted to the named executive officers during the nine-month transition period ended December 31, 2014.
(3)	Ms. Markow was hired by Bionik Canada on September 3, 2014.

Employment Agreements

Peter Bloch

Bionik Canada entered into an employment agreement with Peter Bloch on July 7, 2014, to serve as our Chief Executive Officer, on an indefinite basis subject to the termination provisions described in the agreement. Pursuant to the terms of the agreement, Mr. Bloch received an annual base salary of $275,000 per annum since February 26, 2015. The salary will be reviewed on an annual basis to determine potential increases based on Mr. Bloch’s performance and that of the Company. Mr. Bloch would also be entitled to receive a target annual cash bonus of 50% of base salary.

Mr. Bloch would also be entitled to the vesting of a grant of 990,864 options at $0.23 on May 27, 2015 and he will be eligible for grants of additional options in an amount to be determined at the price of the Acquisition Transaction, upon the closing of the Acquisition Transaction, to vest over three years in equal annual installments.

In the event Mr. Bloch’s employment is terminated as a result of death, Mr. Bloch’s estate would be entitled to receive the annual salary and a portion of the annual bonus earned up to the date of death. In addition, all vested options and warrants as of the date of death would continue in full force and effect, subject to the terms and conditions of the plan.

In the event Mr. Bloch’s employment is terminated as a result of disability, Mr. Bloch would be entitled to receive the annual salary, benefits, a portion of the annual bonus earned up to the date of disability and expenses incurred up to the date of termination.

In the event Mr. Bloch’s employment is terminated by us for cause, Mr. Bloch would be entitled to receive his annual salary, benefits and expenses incurred up to the date of termination.

In the event Mr. Bloch’s employment is terminated by us without cause, he would be entitled to receive 12 months’ pay (salary and bonus) and full benefits, plus one month for each year of service. Furthermore, Mr. Bloch will have six months after termination to exercise all vested options in accordance with the terms of the plan. All unvested options would immediately forfeit upon such notice of termination.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Mr. Bloch agrees not to compete and solicit with the Company. Mr. Bloch also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Michal Prywata

Bionik Canada entered into an employment agreement with Michal Prywata on July 7, 2014, to serve as our Chief Operating Officer, on an indefinite basis subject to the termination provisions described in the agreement. Pursuant to the terms of the agreement, Mr. Prywata received an annual base salary of $210,000 since February 26, 2015. The salary will be reviewed on an annual basis to determine potential increases based on Mr. Prywata’s performance and that of the Company.

Mr. Prywata would also be entitled to receive a target annual cash bonus of 30% of base salary, and the vesting of a grant of 990,864 options at $0.23 on May 27, 2015 and he will be eligible for grants of additional options in an amount to be determined at the price of the Acquisition Transaction, upon the closing of the Acquisition Transaction, to vest over three years in equal annual installments. Mr. Prywata is further entitled to a cash and option bonus based on a per patent creation basis, as determined by the Board of Directors.

In the event Mr. Prywata’s employment is terminated as a result of death, Mr. Prywata’s estate would be entitled to receive the annual salary and a portion of the annual bonus earned up to the date of death. In addition, all vested options and warrants as of the date of death would continue in full force and effect, subject to the terms and conditions of the plan.

In the event Mr. Prywata’s employment is terminated as a result of disability, Mr. Prywata would be entitled to receive the annual salary, benefits, a portion of the annual bonus earned up to the date of disability and expenses incurred up to the date of termination.

In the event Mr. Prywata’s employment is terminated by us for cause, Mr. Prywata would be entitled to receive his annual salary, benefits and expenses incurred up to the date of termination.

In the event Mr. Prywata’s employment is terminated by us without cause, he would be entitled to receive 12 months’ pay and full benefits, plus one month for each year of service. Furthermore, Mr. Prywata will have six months after termination to exercise all vested options in accordance with the terms of the plan. All unvested options would immediately forfeit upon such notice of termination.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Mr. Prywata agrees not to compete and solicit with the Company. Mr. Prywata also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Thiago Caires

Bionik Canada entered into an employment agreement with Thiago Caires on July 7, 2014, to serve as our Chief Technology Officer, on an indefinite basis subject to the termination provisions described in the agreement. Pursuant to the terms of the agreement, Mr. Caires received an annual base salary of $210,000 since February 26, 2015. The salary will be reviewed on an annual basis to determine potential increases based on Mr. Caires’s performance and that of the Company.

Mr. Caires would also be entitled to receive a target annual cash bonus of 30% of base salary, and the vesting of a grant of 990,864 options at $0.23 at May 27, 2015 and he will be eligible for grants of additional options in an amount to be determined at the price of the Acquisition Transaction, upon the closing of the Acquisition Transaction, to vest over three years in equal annual installments. Mr. Caires is further entitled to a cash and option bonus based on a per patent creation basis, as determined by the Board of Directors.

In the event Mr. Caires’s employment is terminated as a result of death, Mr. Caires’s estate would be entitled to receive the annual salary and a portion of the annual bonus earned up to the date of death. In addition, all vested options and warrants as of the date of death would continue in full force and effect, subject to the terms and conditions of the plan.

In the event Mr. Caires’s employment is terminated as a result of disability, Mr. Caires would be entitled to receive the annual salary, benefits, a portion of the annual bonus earned up to the date of disability and expenses incurred up to the date of termination.

In the event Mr. Caires’s employment is terminated by us for cause, Mr. Caires would be entitled to receive his annual salary, benefits and expenses incurred up to the date of termination.

In the event Mr. Caires’s employment is terminated by us without cause, he would be entitled to receive 12 months’ pay and full benefits, plus one month for each year of service. Furthermore, Mr. Caires will have six months after termination to exercise all vested options in accordance with the terms of the plan. All unvested options would immediately forfeit upon such notice of termination.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Mr. Caires agrees not to compete and solicit with the Company. Mr. Caires also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Leslie N. Markow

Bionik Canada entered into an employment agreement with Leslie Markow on September 3, 2014 to serve as our Chief Financial Officer, on a part-time, indefinite basis subject to the termination provisions described in the agreement. Pursuant to the terms of the agreement, Ms. Markow receives an annual base salary of $105,000 payable semi-monthly in arrears since February 26, 2015. The salary will be reviewed on an annual basis to determine potential increases based on Ms. Markow’s performance and that of the Company. Ms. Markow would also be entitled to receive a target annual cash bonus of 30% of base salary, and a grant of options in an amount to be determined at the price of the Acquisition Transaction, upon the closing of the Acquisition Transaction, to vest over three years in equal annual installments. On September 16, 2015, Ms. Markow transitioned to full time and her annual salary was increased to $210,000.

In the event Ms. Markow’s employment is terminated as a result of death, Ms. Markow’s estate would be entitled to receive the annual salary and a portion of the annual bonus earned up to the date of death. In addition, all vested options and warrants as of the date of death would continue in full force and effect, subject to the terms and conditions of the plan.

In the event Ms. Markow’s employment is terminated as a result of disability, Ms. Markow would be entitled to receive the annual salary, benefits, a portion of the annual bonus earned up to the date of disability and expenses incurred up to the date of termination.

In the event Ms. Markow’s employment is terminated by us for cause, Ms. Markow would be entitled to receive her annual salary, benefits and expenses incurred up to the date of termination.

In the event Ms. Markow’s employment is terminated by us without cause, she would be entitled to receive no more than 9 months’ pay and full benefits. Furthermore Ms. Markow will have six months after termination to exercise all vested options in accordance with the terms of the plan. All unvested options would immediately forfeit upon such notice of termination.

The agreement contains customary non-competition and non-solicitation provisions pursuant to which Ms. Markow agrees not to compete and solicit with the Company. Ms. Markow also agreed to customary terms regarding confidentiality and ownership of intellectual property.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2014:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Peter Bloch	—	—	—	—	—	—	—	—	—
Michal Prywata	—	—	—	—	—	—	—	—	—
Thiago Caires	—	—	—	—	—	—	—	—	—
Leslie Markow	—	—	—	—	—	—	—	—	—
Austin Kibler	—	—	—	—	—	—	—	—	—

On July 1, 2014, Bionik Canada issued 2,972,592 options (adjusted for post-Acquisition Transaction) equally split between Messrs. Bloch, Prywata and Caires, at an exercise price of $0.23 with a term of 7 years, which vested May 27, 2015. All of such options were issued subject to and contingent on the successful consummation of its 2015 offering and the Acquisition Transaction, which took place on February 26, 2015. Accordingly, such options are not deemed to be awarded until February 26, 2015.

Long-Term Incentive Plans and Awards

Since our incorporation on January 8, 2010 through December 31, 2014, we did not have any long-term incentive plans that provided compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception through December 31, 2014.

Securities Authorized for Issuance Under Equity Compensation Plans

We adopted, and a majority of our stockholders approved, the 2014 Equity Incentive Plan (the “2014 Plan”). Under such plan, we may grant equity based incentive awards, including options, restricted stock, and other stock-based awards, to any directors, employees, advisers, and consultants that provide services to us or any of our subsidiaries on terms and conditions that are from time to time determined by us. An aggregate of 10,800,000 shares of our common stock are reserved for issuance under the 2014 Plan, and options for the purchase of 3,925,707 shares of our common stock have been granted and are outstanding as of June 30, 2015. The purpose of the 2014 Plan is to provide financial incentives for selected directors, employees, advisers, and consultants of the Company and/or its subsidiaries, thereby promoting the long-term growth and financial success of the Company.

The table below sets forth information as of December 31, 2014 with respect to compensation plans under which our common stock or Exchangeable Shares are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price per share of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (1)	3,768,428	$0.22	7,031,572

Equity compensation plans not approved by security holders	349,522	$0.23	—

TOTAL	4,117,950		7,031,572

__________

(1)	Of such outstanding options, 2,972,592 options were issued contingent on the successful consummation of the Offering and the Acquisition Transaction. According, such 2,972,592 options are deemed issued as of February 26, 2015.

Director Compensation

Our independent directors each receive an annual cash payment of $12,000 plus $1,600 per Board meeting attended, as well as reimbursement for expenses incurred by them in connection with attending board meetings. They also are eligible for stock option grants.

No directors received any compensation as such for the fiscal years ended December 31, 2014 and 2013.

Messrs. Bloch, Prywata and Caires received compensation for their respective services to the Company as set forth above under “Compensation of Executive Officers.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures and Policies

We consider “related party transactions” to be transactions between our Company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors or officers is also a director or officer or has a material financial interest.

Our Board of Directors is vested with the responsibility of evaluating and approving any potential related party transaction, unless a special committee consisting solely of independent directors is appointed by the Board of Directors. We do not have any formal policies or procedures for related party transactions.

Transactions with Related Parties

As of February 26, 2015, as part of the Acquisition Transaction, the Company spun off Strategic Dental Alliance, Inc., a Colorado corporation, a wholly-owned subsidiary of the Company and, until the Acquisition Transaction, the holder of certain of the Company’s assets and liabilities, to Messrs. Brian Ray and John Lundgreen, former directors and executive officers of the Company.

As of February 26, 2015, as part of the Acquisition Transaction and the resignation of Mr. Kibler as our Chief Executive Officer, we cancelled an aggregate of 90,207,241 shares of the Company’s common stock beneficially owned by AAK Ventures, LLC, a Delaware limited liability company controlled by Mr. Kibler.

In 2014, Olivier Archambaud, a former director of Bionik Canada, received payments and fees of CDN$233,000 for services rendered to Bionik with respect to a capital raise transaction, which he subsequently converted into 247,778 common shares of Bionik Canada at $0.81 ($0.90 CAD) per share. Subsequent to March 31, 2014, one advance amounting to $85,947 was settled by the issuance of 105,555 pre-transaction common shares to Mr. Archambaud.

As of December 31, 2014, we had aggregate advances repayable by Messrs. Prywata and Caires of $44,986 which bear interest at a prescribed rate of 1% and are repayable on demand in Canadian dollars.

At December 31, 2014, there was $4,220 (March 31, 2014- $16,235) owing to Peter Bloch and $5,930 (March 31, 2014 – $Nil) owing to Thiago Caires for sums paid by them on behalf of Bionik Canada for certain of its expenses. Subsequent to December 31, 2014, all of such amounts have been repaid.

In connection with a CDN$250,000 loan obtained by Bionik Canada (which loan has been repaid), Bionik Canada agreed to transfer pre-transaction 83,574 common shares to the lenders. In addition, Messrs. Caires and Prywata also transferred 100,000 pre-transaction common shares to the loan holder and this will be reimbursed by the issuance of 320,000 exchangeable shares to Messrs. Caires and Prywata effective as of the date of the Acquisition Transaction.

In order to secure the initial funding of Bionik Canada and to attract key personnel, Messrs. Prywata and Caires, for the benefit of the company, transferred to treasury and to third party individuals an aggregate of 4,816,667 common shares of Bionik Canada beneficially owned by them as co-founders. As a result of the Exchangeable Share Transaction, such transferred shares would represent 15,152,077 Exchangeable Shares.

In connection with a dispute between Messrs. Bloch, Prywata and Caires on the one hand, and Olivier Archambaud on the others hand, on June 26, 2015 Messrs. Bloch, Prywata and Caires transferred to Mr. Archambaud an aggregate of 629,138 of their Exchangeable Shares in return for the settlement, release and termination of such dispute.

As of December 31, 2014, in support of the Company’s efforts and cash requirements, it relied on advances from related parties until such time that the Company was able to support its operations or complete a business acquisition or merger. There was no formal written commitment for continued support by related party affiliates. Amounts represent advances or amounts paid in satisfaction of liabilities. The advances were considered temporary in nature and were not formalized by a promissory note.

Other than the above transactions, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 Regulation S-K. The Company is currently not a subsidiary of any company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of November 2, 2015, there were a total of 22,428,313 shares of our common stock and one share of our Special Voting Preferred Stock outstanding. A trustee is the holder of the one share of Special Voting Preferred Stock for and on behalf of the registered holders of the Exchangeable Shares. As of November 2, 2015, there were a total of 50,000,000 Exchangeable Shares outstanding.

The voting and exchange trustee is entitled to all of the voting rights, including the right to vote in person or by proxy, attaching to the one share of Special Voting Preferred Stock on all matters that may properly come before a meeting of stockholders. The share of Special Voting Preferred Stock is entitled to that number of votes equal to the number of outstanding Exchangeable Shares (other than shares held by us or our subsidiaries). The holders of our common stock and the holder of the Special Voting Preferred Stock vote together as a single class. The Exchangeable Shares are exchangeable for shares of our common stock at any time on a one-for-one basis.

All rights of a holder of Exchangeable Shares to exercise votes attached to the share of Special Voting Preferred Stock will cease upon the exchange of that holder’s Exchangeable Shares for shares of our common stock.

The following table describes the beneficial ownership of our voting securities as of November 2, 2015, by: (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each stockholder known to us to own beneficially more than 5% of our common stock (assuming for such purposes that the Exchangeable Shares owned by such persons, if any, constitute outstanding shares of our common stock). For purposes of providing the calculations below, we have assumed that the total number of shares of our common stock outstanding is 72,428,313 (which assumes that the 50,000,000 Exchangeable Shares constitute outstanding shares of our common stock, but does not include any shares issuable upon exercise of outstanding options or warrants except as set forth in the table). In calculating the percentage ownership for each stockholder, we assumed that any options or warrants owned by an individual and exercisable within 60 days are exercised, but not the options or warrants owned by any other individual. As of November 2, 2015, there were outstanding options to acquire 3,925,707 shares of our common stock and warrants to acquire 18,049,075 shares of our common stock or Exchangeable Shares, some of which are not exercisable within 60 days of this proxy statement. Unless otherwise stated, all ownership is direct and the address of each individual or entity is the address of our executive offices, 483 Bay Street, N105, Toronto, Ontario Canada M5G 2C9.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage

Peter Bloch (1)(2)	7,074,768	9.63
Michal Prywata (1)(3)	8,487,215	11.56
Thiago Caires (1)(4)	8,487,215	11.56
Leslie N. Markow (1)(5)	47,187	*
Robert Hariri (6)	270,971	*
Marc Mathieu	–	–
All directors and executive officers as a group (6 persons)	24,367,356	32.23

Olivier Archambaud (1) BP 41379, 98713 Papeete, French Polynesia	7,210,768	9.95

*	Less than one percent.
(1)	Such shares will initially be held as Exchangeable Shares for tax purposes. The Exchangeable Shares have the following attributes, among others:
•	Be, as nearly as practicable, the economic equivalent of the Common Stock as of the consummation of the Acquisition Transaction;
•	Have dividend entitlements and other attributes corresponding to the Common Stock;
•	Be exchangeable, at each holder’s option, for Common Stock; and

•	Upon the direction of our board of directors, be exchanged for Common Stock on the 10 year anniversary of the First Closing, subject to applicable law, unless exchanged earlier upon the occurrence of certain events.

The holders of the Exchangeable Shares, through The Special Voting Preferred Stock, will have voting rights and other attributes corresponding to the Common Stock.

(2)	Includes options to acquire 990,864 Exchangeable Shares.
(3)	Includes options to acquire 990,864 Exchangeable Shares. Does not include approximately 160,000 Exchangeable Shares expected to be issued to Mr. Prywata.
(4)	Includes options to acquire 990,864 Exchangeable Shares. Does not include approximately 160,000 Exchangeable Shares expected to be issued to Mr. Caires.
(5)	Represents options to acquire 47,187 shares of our common stock.
(6)	Includes options to acquire 20,971 shares of our common stock and warrants to acquire 125,000 shares of our common stock

Changes in Control

On February 26, 2015, we entered into an Investment Agreement with Bionik Acquisition Inc., a company existing under the laws of Canada and our wholly owned subsidiary, and Bionik Canada, whereby we acquired 100 Class 1 common shares of Bionik Canada representing 100% of the outstanding Class 1 common shares of Bionik Canada, taking into account the Exchangeable Shares (the “Acquisition Transaction”). After giving effect to the Acquisition Transaction, we commenced operations through Bionik Canada.

Immediately prior to the closing of the Acquisition Transaction, we transferred all of the business, properties, assets, operations and goodwill of the Company (other than cash and cash equivalents), and liabilities as of March 6, 2013, to our then-existing wholly owned subsidiary, Strategic Dental Alliance, Inc., a Colorado corporation, and then transferred all of the capital stock of Strategic Dental Alliance to Brian E. Ray, a former officer and existing director (through March 20, 2015) and Jon Lundgreen, a former officer and director, pursuant to a Spin-Off Agreement. Also as of immediately prior to the closing of the Acquisition Transaction, we entered into an Assignment and Assumption Agreement with Tungsten 74 LLC, pursuant to which Tungsten 74 LLC assumed all of our remaining liabilities through the closing of the Acquisition Transaction. Accordingly, as of the closing of the Acquisition Transaction, we had no assets or liabilities.

As a condition of the closing of the Acquisition Transaction, Bionik Canada created the Exchangeable Shares class, which were issued to the existing common shareholders of Bionik Canada in exchange for all of their outstanding common shares, all of which were cancelled (the “Exchangeable Share Transaction”). Furthermore, we filed a Certificate of Designation with the Delaware Secretary of State, effective February 20, 2015, designating a class of our preferred shares as The Special Voting Preferred Stock and issued one share of The Special Voting Preferred Stock to the Trustee.

As a result of the foregoing and the issuance of an aggregate of 16,408,250 shares of our common stock to investors in a private offering from February 26, 2015 through June 30, 2015, as of November 2, 2015, our pre-Acquisition Transaction stockholders hold approximately 8.3% of our issued and outstanding shares of common stock, the former stockholders of Bionik Canada hold the right to approximately 69.0% of our issued and outstanding shares of Common Stock through their ownership of 100% of the Exchangeable Shares, and the investors in the offering hold approximately 22.7% of our issued and outstanding shares of common stock.

We know of no arrangement or events, including the pledge by any person of our securities, which may result in a change in control of our company.

PROPOSALS OF STOCKHOLDERS FOR PRESENTATION

AT THE NEXT ANNUAL MEETING OF STOCKHOLDERS

We anticipate that the next annual meeting of stockholders will be held in June, 2016. Any stockholder who desires to submit a proper proposal for inclusion in the proxy materials related to the next annual meeting of stockholders must do so in writing in accordance with our Amended and Restated Bylaws and Rule 14a-8 of the Exchange Act, and it must be received at our principal executive offices no later than April 15, 2015 in order to be considered for inclusion in the proxy statement for the 2016 annual meeting of stockholders. For proposals sought to be included in our proxy statement, the proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to own such security entitling such right to vote through the date on which the meeting is held.

In order for any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) to be presented directly at next year’s annual meeting, we must receive written notice of the proposal in a timely manner. If such notice is received, proxies may be voted at the discretion of management if we advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

As a reporting company, we are subject to the informational requirements of the 1934 Act and accordingly file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at their Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our common stock is quoted on the OTCQX market under the symbol “BNKL.”

“HOUSEHOLDING” OF PROXY MATERIALS

When multiple stockholders have the same address, the SEC permits companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials and the Notice of Internet Availability of Proxy Materials (the “Notice”) to them. This process is commonly referred to as “householding.” The Company does not participate in householding, but some brokers may for stockholders who do not take electronic delivery of proxy materials. If your shares are held in a brokerage account and you have received notice from your broker that it will send one copy of the Notice or proxy materials to your address, householding will continue until you are notified otherwise or instruct your broker otherwise. If, at any time, you would prefer to receive a separate copy of the Notice or proxy materials, or if you share an address with another stockholder and receive multiple copies but would prefer to receive a single copy, please notify your broker. The Company promptly will deliver to a stockholder who received one copy of the Notice or proxy materials as a result of householding a separate copy upon the stockholder’s written or oral request directed to Bionik Laboratories Corp., 483 Bay Street, N105, Toronto, Ontario Canada M5G 2C9; Telephone: (416) 640-7887.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2014, including financial statements, is being mailed to stockholders together with this proxy statement. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made. Additional copies are available to stockholders without charge upon written request to Leslie Markow, Chief Financial Officer, at 483 Bay Street, N105, Toronto, Ontario Canada M5G 2C9.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the annual meeting of stockholders. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such other matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Peter Bloch

DATE: November 30, 2015	Chairman and Chief Executive Officer

BIONIK LABORATORIES CORP.

2015 Annual Meeting of Stockholders

December 29, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Peter Bloch and Leslie Markow, and each of them, with full power of substitution, as proxy to represent and vote all shares of Common Stock, par value $0.001 per share, of Bionik Laboratories Corp. (the “Company”), and the single share of the Special Voting Preferred Stock, par value $0.001 per share, of the Company, which the undersigned will be entitled to vote if personally present at the 2015 Annual Meeting of the Stockholders of the Company to be held on December 29, 2015, at 10:00 a.m., Eastern time, or any adjournment or postponement thereof, at 483 Bay Street, N105, Toronto, Ontario, Canada M5G 2C9, upon matters set forth in the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders dated November 30, 2015, a copy of which has been received by the undersigned. Each share of Common Stock is entitled to one vote. The share of the Special Voting Preferred Stock is entitled to one vote for every outstanding share of the Exchangeable Shares of the Company’s subsidiary, Bionik Laboratories Inc. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 4 SET FORTH ON THE REVERSE SIDE, AND WILL BE VOTED FOR “3 YEARS” WITH RESPECT TO PROPOSAL 3 SET FORTH ON THE REVERSE SIDE.

(Continued and to be Completed on Reverse Side)

☒ Please mark your votes as in this example using dark ink only.

1.         The election of the following nominees to the Company’s Board of Directors to serve until the 2016 Annual Meeting of Stockholders: Peter Bloch, Michal Prywata, Thiago Caires, Robert Hariri and Marc Mathieu.

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY to vote for all nominees

☐	WITHHOLD AUTHORITY FOR:

Peter Bloch	☐
Michal Prywata	☐
Thiago Caires	☐
Robert Hariri	☐
Marc Mathieu	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “WITHHOLD AUTHORITY” and check the box next to each nominee you wish to withhold authority.

2.          The approval of an advisory (non-binding) resolution to approve the compensation of named executive officers a non-binding advisory proposal approving a resolution supporting the compensation of named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.         To recommend, on an advisory (non-binding) basis, the frequency with which shareholders shall be entitled to vote on the compensation of named executive officers’

☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

4.         The ratification of MNP, LLP as the Company’s independent public accountants for the year ending December 31, 2015.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which are hereby acknowledged.

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Signature:____________________	Signature, if held jointly:_____________________

Dated: _________________

☐	To change the address on your account, please check the box and indicate your new address.

NOTICE TO HOLDERS OF EXCHANGEABLE SHARES

Annual Meeting of Stockholders of Bionik Laboratories Corp. to be held on December 29, 2015

Our records show that you hold Exchangeable Shares of Bionik Laboratories Inc., a Canadian company and an indirect subsidiary of Bionik Laboratories Corp. The Exchangeable Shares provide you with economic and voting rights that are, as nearly as practicable, equivalent to those of holders of shares of common stock of Bionik Laboratories Corp., including the right to attend and vote at meetings of the common stockholders of Bionik Laboratories Corp. Bionik Laboratories Corp. will be holding an annual meeting (the “Annual Meeting”) of its common stockholders on December 29, 2015:

(1)       To elect five directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

(2)       To consider and vote on an advisory (non-binding) resolution to approve the compensation of named executive officers;

(3)       To consider and vote on an advisory (non-binding) proposal to determine the frequency with which shareholders shall be entitled to vote on the compensation of named executive officers;

(4)       To ratify the appointment of MNP LLP as independent registered public accounting firm for the year ending December 31, 2015; and

(5)       To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

At the Annual Meeting you will have voting rights, based on the number of Exchangeable Shares you hold. You are permitted to instruct Computershare Trust Company of Canada, the Trustee under a Voting and Exchange Trust Agreement as to how the Trustee is to vote your Exchangeable Shares at the Annual Meeting. If you do not give voting instructions, the Trustee will not be entitled to exercise the voting rights attached to your Exchangeable Shares. Alternatively, you may instruct the Trustee to give you or a person designated by you a proxy to exercise personally the voting rights attached to your Exchangeable Shares. To instruct the Trustee as to how you wish to exercise your voting rights, you must complete, sign, date and return the enclosed Voting Instruction Form to the Trustee by 5:00 p.m., Eastern time, on December 22, 2015. The Trustee will not be obligated to act on any instructions received after that time.

You have the right to revoke any instructions to the Trustee by giving written notice of revocation to the Trustee or by executing and delivering to the Trustee a later-dated Voting Instruction Form. No notice of revocation or later-dated Voting Instruction Form, however, will be effective unless received by the Trustee prior to 5:00 p.m., Eastern time, on December 22, 2015.

Whether or not you plan to attend the Annual Meeting, please sign, date and return the Voting Instruction Form in the envelope provided in order to ensure that your Exchangeable Shares will be represented at the Annual Meeting.

Only registered holders of Exchangeable Shares are permitted to instruct the Trustee as to how to vote their Exchangeable Shares at the Annual Meeting or to attend and vote at the Annual Meeting in person or by proxy as described above. You may be a beneficial owner of Exchangeable Shares (a “Non-Registered Holder”) if your Exchangeable Shares are registered either:

(i)	in the name of an intermediary (an “Intermediary”) with whom you deal in respect of the Exchangeable Shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of trusts; or

(ii)	in the name of a clearing agency of which the Intermediary is a participant.

Bionik Laboratories Corp. has distributed copies of the Notice of Meeting, the Proxy Statement and this Notice to Exchangeable Shareholders (collectively, the “meeting materials”) to Intermediaries who are required to forward these meeting materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. If you are a Non-Registered Holder who has not waived the right to receive meeting materials you will be given either:

(i)	a voting instruction form, which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which specifies the number of Exchangeable Shares beneficially owned by you but which is otherwise uncompleted. This voting instruction form need not be signed by you. In this case, if you wish to direct the voting of the Exchangeable Shares held by you or attend and vote at the Annual Meeting (or have another person attend and vote on your behalf) you should properly complete the voting instruction form and deposit it with the Trustee prior to 5:00 p.m., Eastern time, on December 22, 2015; or

(ii)	a voting instruction form, which must be completed and signed by you in accordance with the directions on the voting instruction form.

The purpose of these procedures is to permit you, as a Non-Registered Holder, to direct the voting of the Exchangeable Shares you beneficially own or to attend and vote at the Annual Meeting, in person or by proxy. A Non-Registered Holder generally may revoke a voting instruction form given to an Intermediary by providing written notice to the Intermediary in a reasonable time period prior to the Annual Meeting. Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies and contact their Intermediaries promptly if they need assistance.

VOTING INSTRUCTION FORM

Annual Meeting of Stockholders of Bionik Laboratories Corp. to be held on December 29, 2015

1.	We are sending you the enclosed proxy related materials that relate to the 2015 Annual Meeting of Stockholders of Bionik Laboratories Corp. You are receiving these materials because you are a holder, or the intermediary identified above is a holder on your behalf, of Exchangeable Shares of Bionik Laboratories Inc., an indirect subsidiary of Bionik Laboratories Corp., and you are entitled to vote the Exchangeable Shares at the meeting. In order to vote, you must instruct Computershare Trust Company of Canada (the “Trustee”) to vote on your behalf by completing this Voting Instruction Form (“VIF”) or attend the meeting in person.

2.	We are prohibited from voting these securities on any of the matters to be acted upon at the meeting without your specific voting instructions. In order for these securities to be voted at the meeting, it will be necessary for us to have your specific voting instructions. Please complete and return the information requested in this VIF to provide your voting instruction to us promptly.

3.	If you wish to attend the meeting in person or appoint some other person or company, who need not be a shareholder, to attend and act on your behalf at the meeting or any adjournment or postponement thereof, please insert your name(s) or the name of your chosen appointee in the space provided (please see reverse). You may also appoint a designated agent or representative of Bionik Laboratories Corp. to act on your behalf at the meeting.

4.	This VIF should be signed by you in the exact manner as your name appears on the VID. If these voting instructions are given on behalf of a body corporate set out the full legal name of the body corporate, the name and position of the person giving voting instructions on behalf of the body corporate and the address for service of the body corporate.

5.	If this VIF is not dated, it will be deemed to bear the date on which it is mailed by the Trustee to you.

6.	When properly signed and delivered, securities represented by this VIF will be voted as directed by you; however, if such a direction is not made in respect of any matter, the exchangeable shares you hold, or that are held on your behalf, will not be voted.

7.	This VIF confers discretionary authority on the appointee to vote as the appointee sees fit in respect of amendments or variations to matters identified in the Notice of Meeting or other matters as may properly come before the meeting or any adjournment or postponement thereof.

8.	Your voting instructions will be recorded on receipt of the VIF and a legal form of proxy will be submitted on your behalf.

9.	By providing voting instructions as requested, you are acknowledging that you are the beneficial owner of, and are entitled to instruct use with respect to the voting of, the Exchangeable Shares.

10.	If you have any questions regarding the enclosed documents, please contact the representative who services your account.

11.	This VIF should be read in conjunction with the accompanying documentation provided by management of Bionik Laboratories Corp.

VIF’s submitted must be received by 5:00 p.m. Toronto Time

on Tuesday, December 22, 2015

You must return this VIF by mail in the envelope provided to you to the following address:

Computershare Trust Company of Canada

Attention: Lisa M. Kudo and Raji Sivalingam

11th Floor, 100 University Avenue

Toronto, Ontario M5J 2Y1

Voting by internet or telephone are not available, and unless your VIF is received by the Trustee by the time and date stated above, the Exchangeable Shares you hold, or that are held on your behalf, will not be voted.

Appointment of Proxyholder

I/We, being holder(s) of exchangeable shares (“Exhangeable Shares”) of Bionik Laboratories Corp. hereby appoint: Computershare Trust Company of Canada (the “Trustee”)	OR	If you wish to attend in person or appoint someone else to attend on your behalf, print your name or the name of your appointee in this space (see Note #3 on reverse).

As my/our appointee to attend, act and to vote in accordance with the following direction and on all other matters that may properly come before the Annual Meeting of Stockholders of Bionik Laboratories Corp. to be held at 483 Bay Street, N105, Toronto, Ontario, Canada M5G 2C9 on December 29, 2015 at 10:00 a.m., Eastern Time, and at any adjournment or postponement thereof. Management and directors of Bionik Laboratories Corp. are not currently aware of any other matters to be presented at the meeting.

The Board of Directors recommends: a vote FOR each of the individuals nominated to be a director; FOR the resolution approving the compensation of named executive officers; to hold the advisory vote on the compensation of named executive officers EVERY THREE YEARS; and FOR the ratification of appointment of MNP LLP.

IMPORTANT NOTE: IF NO DIRECTION IS MADE, FOR, OR AGAINST, OR ABSTAIN, THE HOLDER’S EXCHANGEABLE SHARES WILL NOT BE VOTED.

☒ Please mark your votes as in this example using dark ink only.

1.         The election of the following nominees to the Company’s Board of Directors to serve until the 2016 Annual Meeting of Stockholders: Peter Bloch, Michal Prywata, Thiago Caires, Robert Hariri and Marc Mathieu.

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY to vote for all nominees

☐	WITHHOLD AUTHORITY FOR:

Peter Bloch	☐
Michal Prywata	☐
Thiago Caires	☐
Robert Hariri	☐
Marc Mathieu	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “WITHHOLD AUTHORITY” and check the box next to each nominee you wish to withhold authority.

2.           The approval of an advisory (non-binding) resolution to approve the compensation of named executive officers a non-binding advisory proposal approving a resolution supporting the compensation of named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.            To recommend, on an advisory (non-binding) basis, the frequency with which shareholders shall be entitled to vote on the compensation of named executive officers’

☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

4.         The ratification of MNP, LLP as the Company’s independent public accountants for the year ending December 31, 2015.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Signature(s):	Date:

Authorized Signature(s) – This section must be completed for your instructions to be executed.

If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this VIF with signing capacity stated.